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           LAFARGE CORPORATION AND SUBSIDIARIES           EXHIBIT 11
            Computation of Net Income (Loss) per Common Equity Share
             (Unaudited and in thousands, except per share amounts)


                                    Three Months Ended             Twelve Months Ended
                                        March 31                      March 31
                                 ------------------------        -----------------------
                                   1994            1993             1994          1993
                                 --------        --------        --------       --------
PRIMARY CALCULATION

Net income (loss)               $ (61,859)      $ (72,849)      $  16,887      $ (30,183)
                                 =========       ========        ========       ========
Weighted average number
  of common equity
  shares outstanding               67,346          59,405          63,055         59,066

Net effect of dilutive
  stock options based on
  the treasury method                   -               -             675              -
                                 --------        --------        --------       --------
Weighted average number
  of common equity shares
  and share equivalents
  outstanding                      67,346          59,405          63,730         59,066
                                 ========        ========        ========       ========
Primary net income (loss)
  per common equity share       $   (0.92)      $   (1.23)      $    0.26      $   (0.51)
                                 ========        ========        ========       ========

FULLY DILUTED CALCULATION
- - -------------------------
Net income (loss)               $ (61,859)      $ (72,849)      $  16,887      $ (30,183)

Add interest expenses
  applicable to 7% Convertible
  Subordinated Debentures           1,750           1,750           7,000          7,000
                                 --------        --------        --------       --------
Net income (loss) assuming
  full dilution                 $ (60,109)      $ (71,099)      $  23,887      $ (23,183)
                                 ========        ========        ========       ========
Weighted average number
  of common equity
  shares outstanding               67,346          59,405          63,055         59,066

Add additional shares
  assuming conversion
  of 7% Convertible
  Subordinated Debentures           4,520           4,520           4,520          4,520

Net effect of dilutive
  stock options based on
  the treasury stock method           774             350             675            338
                                 --------        --------        --------       --------
Weighted average number of
  common equity shares
  assuming full conversion
  of all potentially
  dilutive securities              72,640          64,275          68,250         63,924
                                 ========        ========        ========       ========
Fully diluted net income
  (loss) per common
  equity share                  $   (0.83)(a)   $   (1.11)(a)   $    0.35(a)   $   (0.36)(a)
                                 ========        ========        ========       ========


(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.





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